Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT: Bryce Benson, Investor/Media Relations
         ClearOne Communications Inc.
         Phone: 1.801.974.3786, 1.800.945.7730
         Fax: 1.801.977.0087
         E-mail: bryce.benson@clearone.com

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                    Susie Strohm Resumes Role as ClearOne CFO
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SALT LAKE CITY, September 26, 2002--ClearOne Communications Inc. (Nasdaq: CLRO)
today announced that Susie Strohm, the company's vice president of finance and controller, will return to the position of chief financial officer. She replaces Randy Wichinski, who has decided to return to public accounting in Wisconsin.

Wichinski, who has served on ClearOne's board of directors since 1999, assumed the role of chief financial officer in 2001 to provide additional tax and accounting expertise to the company during a transitional period that involved several acquisitions and a private stock offering. It also enabled Strohm, who had been the chief financial officer since 1998, to focus on operations and spend time with her young family.

"We are excited to have Susie return to her post," said Frances Flood, president and chief executive officer of ClearOne. "Her strong relationships with the financial community and proven ability to lead ClearOne financially position us well for future growth."

"We are also grateful to Randy for his contributions over the past year," continued Flood. "He has been an asset to the corporation and we wish him the best in his future endeavors."

"I have truly enjoyed my role as CFO, and I take great pride in all that we have accomplished during the past year," said Wichinski. "However, an opportunity for me to return home, to live and work in Wisconsin, is too great to pass up."

Wichinski will not stand for reelection to ClearOne's board of directors.

To the extent any statement presented herein deals with information that is not historical, such statement is necessarily forward-looking and made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. As such, it is subject to the occurrence of many events outside ClearOne's control that could cause ClearOne's results to differ materially from those anticipated. Please see the risk factors contained in ClearOne's most recent SEC filings, including its annual report on Form 10-K and quarterly reports on Form 10-Q.

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ClearOne Communications is a provider of multimedia conferencing products and services that bring geographically dispersed people together--compressing time and distance. Product offerings include audio and videoconferencing systems, peripherals and furniture. Service offerings include a full suite of audio, video and data conferencing services, and business services such as training, field support, help desk, and system consulting. Additional information is available at www.clearone.com.

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